Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2017, relating to the financial statements and financial highlights of Frontier Funds, Inc., comprising Frontier MFG Global Equity Fund, Frontier MFG Global Plus Fund, Frontier MFG Core Infrastructure Fund, Frontier Timpani Small Cap Growth Fund, Frontier Netols Small Cap Value Fund, Frontier Phocas Small Cap Value Fund, and Frontier Silk Invest New Horizons Fund (the “Funds”) for the year ended June 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
October 27, 2017